Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-278909, 333-274583, 333-259493, 333-249328) on Forms S-8 of our reports dated March 3, 2025, with respect to the consolidated financial statements of Burford Capital Limited and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
March 3, 2025